Press Releases

FOR IMMEDIATE RELEASE

CONTACTS: César García, President and Chief Executive Officer
818-709-1244 or
Ron Stabiner, The Wall Street Group, Inc.
212-888-4848

IRIS REPORTS record SALES FOR FOURTH QUARTER and year ended dec. 31, 2003

Profitable On Operating Basis Before Management Restructuring Charges
Company Gives Guidance for 2004

CHATSWORTH, Calif., March 17, 2004 - IRIS International, Inc. (AMEX: IRI), a manufacturer and marketer of automated IVD urinalysis systems and medical devices used in hospitals and reference clinical laboratories worldwide, today announced a 39% increase in revenue for the fourth quarter and record revenues for the year ended Dec. 31, 2003.

"IRIS underwent a major transition in 2003 with the successful launch of our well-received iQ®200 Automated Urine Microscopy Analyzer, expansion into new worldwide markets, establishment of a new management team and the development of new business systems," stated President and Chief Executive Officer César García. "We are pleased that we remained profitable in the fourth quarter even after non-recurring management restructuring charges and, excluding these charges, were profitable on an operating basis for the full year. With these major expenses behind us, we are now on solid footing and look forward to continued profitability in 2004 and beyond."

Net revenues for the fourth quarter of 2003 rose 39% to $10.3 million, compared with $7.4 million in the corresponding period of 2002. Net income was $81,000, after $800,000 in non-recurring management restructuring charges, or $0.01 per diluted share, on 13.1 million weighted average diluted shares outstanding, compared with net income of $112,000, or $0.01 per diluted share, on 11.5 million weighted average diluted shares outstanding in the fourth quarter of 2002.

For the year ended December 31, 2003, net revenues rose 11% to $31.3 million compared with $28.2 million for the prior year. The Company reported a net loss of $530,000 after $1.2 million in non-recurring management restructuring charges and retirement costs, or $0.05 per diluted share, on 11.2 million weighted average diluted shares outstanding, compared with net income of $877,000, or $0.08 per diluted share, on 11.5 million weighted average diluted shares outstanding in 2002.

Management believes that EBITDA is an important indicator of performance since net income does not reflect the non-cash effect of IRIS' $19 million tax-loss carryforwards, as well as depreciation and amortization mostly related to development of the recently launched iQ®200 product platform. As such, EBITDA for the fourth quarter of 2003 improved slightly to $490,000 (after management restructuring costs) compared with $480,000 in the fourth quarter of 2002.

The differences between EBITDA and GAAP income for the fourth quarters are as follows:

Three months ended December 31,	2003	2002
	(in thousands)
Net income	$ 81	$112
Depreciation expense	329	260
Interest expense	80	108
EBIDA (a)	$490	$480

(a)  EBITDA represents net income (loss) before interest income and expense, tax expense or benefit, and depreciation and amortization. EBITDA is not determined in accordance with generally accepted accounting principles, is not indicative of cash provided by or used in operating activities and should not be considered in isolation, as an alternative to, or more meaningful than measures of performance determined in accordance with generally accepted accounting principles. However, our analysts believe EBITDA is an alternative measure to net income and that it is not indicative of actual results from operations.

Reviewing the business segments for the fourth quarter, revenues from the urinalysis segment increased 42% to $8.4 million, compared with $5.9 million in the comparable period a year ago. The increase was due primarily to the combination of the Company's launch of the iQ®200 analyzer plus increased sales of related consumables. Revenues from the StatSpin®subsidiary's small laboratory device segment were $1.8 million, an increase of 25% from the year-ago quarter due mainly to increased sales of centrifuges, parts and services.

For the year ended December 31, 2003, revenues from the urinalysis segment totaled $25.3 million, compared to $22.4 million in the prior year, a 13% increase over 2002 and segment sales at StatSpin increased 4% to $6.1 million from $5.8 million a year ago.

IRIS's cash position at December 31, 2003, amounted to $2.4 million. During the quarter, the balance sheet was strengthened by the private placement of 500,000 shares of the Company's Common Stock, resulting in net proceeds of $1.6 million, and shareholder equity increased to $19.5 million from $17.3 million.

Mr. García noted that in the past, IRIS has not provided guidance regarding expected future revenues and earnings. "However, with the successful launch of the iQ®200 now well under way, we would like to provide our view of 2004," he stated. "Based on preliminary estimates, we expect revenues to increase in 2004 by approximately 20%, and anticipate earnings of $0.12 to $0.14 per share. Revenue growth in 2004 will be primarily driven by instrument placement of our iQ200 units. However, during the second half of 2004, we should begin to realize the full impact of our high margin consumables usage stemming from the growing number of iQ200 units placed since our launch in August of 2003."

The Company will hold a conference call with members of the investment community at 4:15 p.m. Eastern time today. To participate in the call, dial 1-800-915-4836 approximately 10 minutes before the call is scheduled to begin. International callers should dial 973-317-5319.

THE COMPANY

IRIS International, Inc. www.proiris.com is a leader in automated urinalysis technology with workstations in major medical institutions throughout the world. The Company's newest generation iQ®200 fully automated urine microscopic analyzer utilizing image flow cytometry, patented Automated Intelligent Microscopy (AIM) technology and neural network-based particle recognition capabilities achieves a significant reduction in the cost and time consuming steps for manual microscopic analysis. The Company's StatSpin® subsidiary, based in Norwood, Mass., manufactures innovative centrifuges and blood analysis products. Advanced Digital Imaging Research, LLC (ADIR), based in the Houston, Texas area, is the Company's research and development subsidiary.

SAFE HARBOR PROVISION

This news release contains forward-looking statements made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, the Company's views on future commercial revenues, market growth, capital requirements, new product introductions, and are generally identified by phrases such as "thinks," "anticipates," "believes," "estimates," "expects," "intends," "plans," and similar words. Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors which could cause actual results to differ materially from the forward-looking statement. These statements are based upon, among other things, assumptions made by, and information currently available to, management, including management's own knowledge and assessment of the Company's industry, competition and capital re quirements. Other factors and uncertainties that could affect the Company's forward-looking statements include, among other things, the following: the acceptance by customers of our new iQ200 product platform, our substantial expansion of international sales and our reliance on key suppliers , the potential need for changes in long-term strategy in response to future developments; future advances in diagnostic testing methods and procedures, as well as potential changes in government regulations and healthcare policies, both of which could adversely affect the economics of the diagnostic testing procedures automated by the Company's products; rapid technological change in the microelectronics and software industries; and increasing competition from imaging and non-imaging based in-vitro diagnostic products. The Company refers interested persons to its most recent Annual Report on Form 10-K and its other SEC filings for a description of additional uncertainties and factors that may affect forward-looking stat ements. The Company assumes no duty to update its forward-looking statements.

Financial Tables
(in 000's, except for per share data)

Results of Operations:

Year Ended December 31			Three months ended December 31
	2003	2002	2003	2002
Net revenues	$ 31,345	$ 28,188	$ 10,259	$ 7,383
Net income	$ (530)	$ 877	$ 81	$ 112
Basic income per share	$ (0.05)	$ 0.08	$ 0.01	$ 0.01
Diluted income per share	$ (0.05)	$ 0.08	$ 0.01	$ 0.01
Basic weighted average number of common shares outstanding	11,245,097	10,565,941	11,708,687	10,565,941
Diluted weighted average number of common shares outstanding	11,245,097	11,542,449	13,129,216	11,542,449

Annual segment and consolidated performance:

Year Ended December 31, 2003	Urinalysis	Laboratory Devices	Consolidated
Net revenues	$ 25,269	$ 6,076	$ 31,345
Segment profit	$ 2,445	$ 960	$ 3,405
Corporate expenses			$ (4,288)
Operating loss before tax			$ (883)

Year Ended December 31, 2002
Net revenues	$ 22,359	$ 5,829	$ 28,188
Segment profit	$ 2,738	$ 1,589	$ 4,327
Corporate expenses			$ (2,866)
Operating Income before tax			$ 1,461

Quarterly segment and consolidated performance:

Quarter Ended December 31, 2003	Urinalysis	Laboratory Devices	Consolidated
Net revenues	$ 8,446	$ 1,813	$ 10,259
Segment profit	$ 1,320	$ 313	$ 1,633
Corporate expenses			$ (1,499)
Operating Income before tax			$ 134

Quarter Ended December 31, 2002
Net revenues	$5,928	$1,455	$7,383
Segment profit	$ 452	$ 417	$ 869
Corporate expenses			$ (683)
Operating Income before tax			$ 186

Balance Sheets at December 31:
	2003	2002
Net Working Capital	$ 6,614	$ 6,445
Total Assets	$ 32,480	$ 27,223
Total Debt, including short-term	$ 5,032	$ 4,245
Total Shareholders' Equity	$19,467	$17,349

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